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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            EVERGREEN RESOURCES, INC.
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             (Exact Name of Registrant as specified in its charter)


               Colorado                                   84-0834147
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


               1401 17th Street, Suite 1200, Denver Colorado 80202
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    (Address of principal executive offices)                     (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /


Securities Act registration statement file number to which this form relates:

---------------
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class          Name of each exchange on which each class is to
    To be so registered                          be registered
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Common Stock, no par value                 New York Stock Exchange
   Stock Purchase Rights                   New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not Applicable
                                ----------------
                                (Title of Class)

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ITEM 1. DESCRIPTION OF THE REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK, NO PAR VALUE, AND ASSOCIATED STOCK PURCHASE RIGHTS

GENERAL

     The Registrant is authorized to issue 50,000,000 shares of common stock, no par value. As of July 25, 2000, 14,950,203 shares of common stock were outstanding.

     Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect the Registrant's entire board of directors. Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds. The common stock is not entitled to any sinking fund, redemption or conversion provisions. If the Registrant liquidates, dissolves or winds up its business, the holders of common stock will be entitled to share ratably in the Registrant's net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred stockholders. The common stock is currently quoted on the Nasdaq National Market, but the Registrant is seeking to list the common stock on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Investor Services, L.L.C.

ANTI-TAKEOVER MATTERS

     The Registrant's articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Registrant. These provisions, among other things, provide for a board of directors with staggered terms and noncumulative voting in the election of directors and impose certain procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings.

     In addition, the Registrant's articles of incorporation authorize the board to issue up to 25,000,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine. These provisions, alone or in combination with each other and with the shareholder rights plan described below, may discourage transactions involving actual or potential changes of control of the Registrant, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock.

     On July 7, 1997, the Registrant's board of directors adopted a shareholder rights plan pursuant to which stock purchase rights were distributed as a dividend to the Registrant's common shareholders at a rate of one right for each share of common stock held of record as of July 22, 1997 and for each share of stock issued thereafter.

     The rights plan is designed to enhance the board's ability to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Registrant by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

     Under the rights plan, the rights will become exercisable only if a person or a group (except for existing 20% shareholders) acquires or commences a tender offer for 20% or more of the Registrant's common stock. Until they become exercisable, the rights attach to and trade with the common stock. The rights will expire July 22, 2007. The rights may be redeemed by the continuing members of the board at $.001 per right prior to the day after a person or group has accumulated 20% or more of the common stock.

     If a person or group acquired 20% of the Registrant's common stock, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.
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     If the Registrant were involved in a merger or other business combination at any time after a person or group has acquired 20% or more of the Registrant's common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

     All rights held or acquired by a person or group holding 20% or more of the Registrant's shares are void. The rights are not triggered by continued stock ownership of the Registrant's existing 20% shareholders, unless these shareholders increase their holdings in the Registrant above 30%.

ITEM 2. EXHIBITS

     (a)  1.   Articles of Incorporation as amended: Incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form
               S-1, Commission File No. 33-273035, by reference to Exhibit I of the Registrant's Current Report on Form 8-K dated December 9,
               1994 and by reference to Exhibit 3.1 to the Registrant's Current
               Report on Form 8-K filed June 8, 1998.

          2. Bylaws: Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed June 8, 1998.

          3.   Specimen Stock Certificate.

          4.   Shareholders' Rights Agreement: Incorporated by reference to
               Exhibit 2 of the Registrant's Current Report on Form 8-K dated July 7, 1997.

     (b) All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized.


                                  EVERGREEN RESOURCES, INC.


                                  By: /s/ Kevin R. Collins
                                     ---------------------------------
                                     Kevin R. Collins
                                     Vice President - Finance, CFO and Treasurer


Date: August 22, 2000